Exhibit 10.30

Golfsmith International, Inc.-	PH 512 837-8810 Administration	FAX 512 837-1019 Administration
Golfsmith International, L.P.	PH 512 837-8810 Purchasing	FAX 512 837-9347 Purchasing
	PH 512 837-4810 Sales	FAX 512 837-1245 Sales
11000 North IH-35 Austin, Texas 78753-3195 www.golfsmith.com

March 29, 2005

Mr. Franklin C. Paul
11000 North IH-35
Austin, Texas 78753

Re:	First Amendment to Franklin C. Paul Employment Agreement with Golfsmith International, Inc.

Dear Mr. Paul:

     We refer to that certain Employment Agreement (the “Agreement”), dated as of October 15, 2002, between you and Golfsmith International, Inc. (the “Company”) whereby you have been retained by the Company to act as a senior adviser to the Company’s Golf Club Components Division on an “as needed” basis.

     The first sentence of Section 4(a) of the Agreement shall be amended to read as follows:

     “Executive’s annual salary shall be $26,000, which may be reviewed and increased at the discretion of the Board of Directors of the Company or any committee authorized by the Board of Directors of the Company duly authorized to take such action.”

     This amendment to the Agreement shall be deemed effective as of November 2, 2003. This letter agreement shall be governed by Texas law without reference to the choice of law principles thereof.

     If the foregoing is acceptable to you, please execute this letter agreement in the space below, at which time this instrument will constitute a binding agreement among us.

     Very truly yours,

GOLFSMITH INTERNATIONAL, INC.

By:	/s/ Virginia Bunte

Name: Virginia Bunte
Title: Treasurer and Chief Financial Officer

AGREED AND ACCEPTED:

By:	Franklin C. Paul

Name: Franklin C. Paul